Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts: Anton Communications

Vanessa Showalter 949-748-0542 vshowalter@antonpr.com

Genevieve Anton 714-544-6503 ganton@antonpr.com

Strategic Storage Trust II, Inc. (SST II) Acquires

Colorado Self Storage Facility Totaling Approximately 400 Units

Aurora, Colo. – January 12, 2017 –Strategic Storage Trust II, Inc. (SST II) — which is sponsored by SmartStop Asset Management, LLC — recently purchased a self storage facility located in Aurora, Colorado totaling approximately 400 units and approximately 53,360 rentable square feet.

“This facility is in a solid retail location —a growth market with excellent demographics,” said H. Michael Schwartz, chairman and CEO of SST II. “We will continue to focus on major metros like the greater Colorado market which offer tremendous long term value.”

Developed in 2012, the Aurora self storage facility is located at 6950 S. Gartrell Road and sits on 5.51 acres. The 10-building facility is approximately 95% occupied and offers drive-up and interior climate controlled units in addition to RV parking.

About Strategic Storage Trust II, Inc. (SST II)

SST II is a public non-traded REIT that focuses on stabilized self storage properties. The SST II portfolio includes approximately 47,520 self storage units and approximately 5.5 million rentable square feet of storage space.

About SmartStop Asset Management, LLC (SmartStop)

SmartStop is a diversified real estate company with a managed portfolio that currently includes approximately 65,255 self storage units and approximately 7.4 million rentable square feet and approximately $1 billion of real estate assets under management. The company is the asset manager for 102 self storage facilities located throughout the United States and Toronto, Canada. SmartStop is the sponsor of both SST II and

Strategic Storage Growth Trust, Inc., both public non-traded REITs focusing on self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information is available at www.smartstopassetmanagement.com

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties relating to the public offering of our common stock; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s prospectus, as amended from time to time. This is neither an offer nor a solicitation to purchase securities.